Exhibit 10.35
MULTI-STORY OFFICE BUILDING LEASE
      In consideration of the covenants and agreements contained herein, Lessor leases to Lessee, and Lessee leases from Lessor, the premises designated below together with any appurtenances, for the term stated below.
As used in this Lease, the following terms shall have the meanings set forth below:

Date of this Lease:	January 20, 2006

Name and Address of Lessee:	Royal American Bank
1604 W. Colonial Parkway
Inverness, Illinois 60067-4725
Attention: Mary King Wilson

Name and Address of Lessor:	MEG Associates Limited Partnership
C/O: Town Center Realty Group LLC
11021 Woodstock Street, Suite #200
P.O. Box # 64
Huntley, Illinois 60142-0064
847-961-6300 / 847-961-6333 - Fax

Designation of Leased Premises:
The floor space in the building commonly known as, Suite 100, 645 Tollgate Road, Elgin, Illinois 60123 as shown on the print marked Exhibit “A” attached hereto and made a part hereof

Permitted Uses:	General Office and Related Use.

First Day of Term:	June 1, 2006

Last Day of Term:	May 31, 2009

Lessee’s Percentage:	9.73%

Security Deposit:	NONE

Base Monthly Rent:

Lease Year	Monthly Base Rent

June 1, 2006 — May 31, 2007	$4,252.00
June 1, 2007 — May 31, 2008	$4,380.41
June 1, 2008 — May 31, 2009	$4,510.70

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1.	RENT. Throughout the term of this Lease, Lessee will pay monthly rent to Lessor as rent for the Leased Premises. Monthly rent shall consist of the applicable Base Monthly rent as set forth on the first page of this Lease together with all monthly charges required to be paid by Lessee to Lessor pursuant to Paragraph 5 below. Monthly rent will be paid in advance on or before the first day of each calendar month of the term. If the term commences on a day other than the first day of a calendar month or ends on a day other than the last day of a calendar month, then monthly rent will be appropriately prorated by Lessor based on the actual number of calendar days in such month. Monthly rent will be paid to Lessor, without written notice or demand, and without deduction or offset, in lawful money of the United States of America at Lessor’s Address as set forth on the first page of this Lease, or to such other address as Lessor may from time to time designate in writing. Lessee hereby acknowledges that late payment by Lessee of rent and other sums due hereunder after the expiration of any applicable grace period will cause Lessor to incur costs not contemplated by this Lease, the exact amount of which will be extremely difficult to ascertain. Such costs include, but are not limited to, processing and accounting charges and late charges which may be imposed on Lessor by the terms of any mortgage or trust deed covering the Leased Premises. Accordingly, if any installment of rent or any other sums due from Lessee shall not be received by Lessor when due or if a grace period is applicable, prior to the expiration of the grace period, Lessee shall pay to Lessor a late charge equal to 3% of such overdue amount. The parties hereby agree that such late charge represents a fair and reasonable estimate of the costs Lessor will incur by reason of late payment by Lessee. Acceptance of such late charges by Lessor shall in no event constitute a waiver of Lessee’s default with respect to such overdue amount or prevent Lessor from exercising any of the other rights and remedies granted hereunder. Any amount due to Lessor, if not paid when due, shall bear interest from such date until paid at the rate of 10% per annum. Payment of interest shall not excuse or cure any default hereunder by Lessee. As used on the first page of this Lease and elsewhere herein, the term “Lease Year” shall mean a period of 365 consecutive days commencing with the Commencement Date or its anniversary. The first Lease year shall commence on the first day of the term of this Lease and succeeding Lease Years shall commence annually thereafter.

It is hereby acknowledged by the parties that the leased premises consists of 3,127 rentable square feet (which includes a 12.5% add on factor AKA Loss factor for Lessee’s share of common area & public washroom). Upon execution of this lease with exhibits attached, the parties waive any right to alter or challenge either the rentable square feet as calculated or any calculation in this leased based in whole or in part upon this calculation of rentable square feet.

2. TAXES. Throughout the term of this Lease Lessee will pay, as additional rent hereunder, the Lessee’s Percentage of all real estate taxes (general or special) payable during the current calendar year with respect to the Property and to the Building in which the Leased Premises are located, including the parcel of land on which such building is constructed and all other improvements thereto, (hereinafter the “Building”). Such taxes shall be equitably prorated for the first and last years of the Lease term. Such taxes shall be paid on an estimated basis, monthly in advance in accordance with Paragraph 5 below. In the event Lessor successfully protests the real estate taxes, Lessor will give Lessee its proportionate share of the refund, (after payment of any fees incurred in connection with such protest.) In the event Lessor receives a discount on its taxes, Lessor will provide Lessee with its proportionate share of the discount. Lessee will not be responsible for any penalties due to Lessor’s late payment of taxes.
3. INSURANCE: WAIVER OF SUBROGATION. Prior to the commencement of the term hereof, and from time to time thereafter as required by Lessor, Lessee will provide Lessor, relative to the Lease Premises, a certificate of insurance or other evidence of (i) fire and extended coverage insurance (contents broad form) on Lessee’s personal property located in the Leased Premises for the full replacement value thereof; (ii) comprehensive general public liability insurance against claims for personal injury, property damage or death with a combined single limit of liability not less than two million dollars ($2,000,000); (iii) state Worker’s Compensation Insurance in the statutory mandated limits; and (iv) Employers Liability Insurance with limits not less than one million dollars ($1,000,000). Lessee shall, at its sole cost and expense, maintain such insurance in force throughout the term of this Lease, shall name Lessor and all beneficiaries, agents, and mortgagees of Lessor as additional insureds, and shall include a specific waiver of subrogation. Lessor shall maintain a comprehensive insurance policy with respect to the Building including liability coverage, loss of rents, fire and other casualty insurance for the replacement cost of the Building and such other coverages as Lessor’s mortgagee may reasonably require. Lessee shall pay Lessee’s Percentage of the premium on such policy during the term of the Lease. Premiums will be equitably prorated for the first and last years of the Lease. If Lessee shall store any solvents or other hazardous materials on the Leased Premises that result in a surcharge to Lessor’s fire insurance premium by the Insurance Service Office of Illinois, or other similar agency or the carrier, then, Lessee shall reimburse Lessor for the entire amount of such surcharge. Lessee shall pay Lessee’s Percentage of insurance premiums on an estimated basis, monthly in advance as provided for in Paragraph 5 below. Lessor and Lessee each hereby waive any and every claim for recovery from the other for any and all loss of or damage to their respective property which loss or damage is covered by valid and collectible insurance policies, but only to the extent of the insurance proceeds received in connection with such loss or damage under said insurance policies.
4. OPERATING AND COMMON AREA EXPENSES: LESSEE’S PERCENTAGE. Lessor will arrange for all materials and services necessary for the operation, management, maintenance (including preventive maintenance), repair and/or replacement of the Building or Property and personal property used in conjunction therewith. (“Common Area Charges”) including but not limited to HVAC operation and maintenance, landscape maintenance, janitorial services (for the Common Area), trash removal (for the Common Area), utility charges, elevator inspection and maintenance, common area plant leasing, landscape maintenance, snow removal, exterior window cleaning, replacing exterior and common area light bulbs, office park common area charges, operation, maintenance, and monitoring of security and fire alarm systems, building management, pest control services, and any other expenses, whether or not hereinbefore mentioned, customarily incurred in the operation of first class office buildings in the Chicago metropolitan area. Lessee shall pay for Lessee’s Percentage of the Common Area Charges, as Additional Rent on an estimated basis, monthly, in advance as provided in Paragraph 5 below. Lessor agrees that Common Area Charges will not include depreciation, costs of improvements made for other tenants, brokers’ commissions, interest, and capital items. Any of the foregoing Common Area Charges that vary with occupancy and that are attributable to any part of the term in which less than 100% of the rentable area of the building is occupied by tenants will be adjusted by Lessor to the amount that Lessor reasonable believes they would have been if 100% of the rentable area of the building had been occupied during such period. Janitorial services provided by Lessor, if any, to the leased premises shall be billed directly to Lessee.
Common Area Charges shall not include the following:
(a). The costs of any painting or decorating of any part of the building which is or normally would be occupied by tenants.
(b). The cost of any work or service performed for or facilities furnished to any tenant of the building at such tenant’s cost.
(c). The cost of correcting defects in construction of he building or in building equipment, except that conditions not occasioned by construction defects and resulting from ordinary wear and tear and use shall not be deemed defects for purposes of this category.
(d). Management, overhead, administrative or general office expenses not directly related to the operation and maintenance of the building.
(e). Any insurance premium to the extent that Lessor is entitled to be reimbursed directly and separately therefore by any tenant or other occupant of the building or the property.
(f). The incremental cost of any work or service performed for or materials, items, or facilities furnished to any tenant of the building or property to a materially greater extent or in a materially more favorable manner than that furnished generally to all tenants of the building or property.
(g). The cost of any work, service, materials, or items (including labor) for which Lessor is reimbursed, or entitled to a reimbursement, by a tenant or by insurance or condemnation proceeds or otherwise compensated.
(h). The cost of any improvements, repairs, alterations, additions, changes, replacements, equipment, tools, and other items which under generally accepted accounting principles are properly classified as capital expenditures (whether incurred directly or through a lease or service contract or otherwise).

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3(i). Leasing commissions, ground or other rent, non-cash items (Including, without limitation, depreciation, other than permitted amortization and obsolescence) interest and principal payments on mortgages and other debt costs, distributions, dividends, or other amounts paid to partners, shareholders, or other owners, advertising and promotional expenditures (unless agreed to by Lessee in its sole discretion).
(j). The cost of preparing and/or renovating any portion of the building for occupancy by a tenant.
(k). Any cost attributable to any breach by Lessor of its covenants, obligations and duties under this lease or any other agreement, whether with Lessee or other parties, or of its legal obligations that would not have been incurred but for such breach by Lessor.
(l). All inheritance, gift, franchise, income, corporate or profit taxes that may be assessed against Lessor, or any taxes, assessments, and other governmental charges which Lessor separately and directly charges other tenants of the building or property.
(m). Costs of repairs and general maintenance paid by proceeds of insurance or directly and separately by Lessee or other third parties.
(n). Costs of utilities separately metered and paid directly by tenants or utilities for which Lessor separately charges Lessee under this lease, or separately and directly charges other tenants of the building.
5. ESTIMATED PAYMENTS. Commencing on the first day of the term and on the first day of each calendar month thereafter during the term of this Lease, Lessee shall pay, as Additional Rent hereunder, and in addition to the Base Monthly Rent that is provided for on Page one of the Lease, an amount equal to one twelfth of the Lessor’s reasonable estimate of annual charges payable by Lessee for:
▪	Real Estate Taxes payable by Lessee pursuant to Paragraph 2 above. (Presently estimated to be approximately $1.09 per rentable square foot as of the date of this lease);

▪	Insurance Premiums payable by Lessee pursuant to Paragraph 3 above; and,

▪	Common Area Charges payable by Lessee pursuant to Paragraph above (insurance premiums and common area charges estimated to be, in the aggregate, approximately $4.73 per rentable square foot as of the date of this lease).
     On or before March 1st of each year during which the Lease is in force, Lessor shall provide Lessee with a statement of all of such charges during the preceding calendar year. If such statement indicates that Lessee has made estimated payments during such year in excess of the actual amount due, Lessor shall credit Lessee with any overpayment against the next monthly rent otherwise due. In the event such statement indicates that the actual amount due from Lessee exceeds the estimated payments made by Lessee during the preceding year, Lessee shall pay such amount within 15 business days after notice from Lessor. In the event that lease has been terminated, by lapse of time or otherwise, and Lessee has vacated the space and tendered possession of said space to Lessor, Lessor shall perform such a reconciliation, prorated for the final year, within sixty (60) business days of said possession date. In the event Lessee is due a credit for such estimated payments, such final credit shall be in the form of a cash payment due to Lessee also within such sixty (60) business day period after Lessee has vacated said space and tendered possession.
6. Right of First Refusal / Option to Lease Suite # 110. At the time of the writing of this lease, Lessor is contractually bound by an office Lease for the suite known as # 110, directly adjacent from Lessee’s space, Suite # 100. Lessor notifies Lessee that such lease is due to expire on April 30, 2007. Lessor further notifies Lessee that the present tenant of this space has an option to renew its lease, which must be exercised by October 31, 2006. Lessor further reserves the right to negotiate with the present tenant the terms of their renewal option. However, in the event that Lessor and the present tenant are unable to come to mutually agreeable terms, and the current tenant of Suite # 110 chooses not to renew it’s lease, and instead to vacate the premises, Lessee shall have the right of first refusal to lease this additional space in accordance with the terms outlined herein. Lessor shall promptly notify Lessee in writing, such notice to be delivered no later than November 30, 2006, upon the Lessor’s receipt of notice from the current tenant of Suite # 110 that such current tenant will be vacating. If however, the current tenant of suite # 110 chooses to exercise its option to renew, or the Lessor and current tenant through negotiation agree on mutually acceptable renewal terms, this paragraph shall be null and void and all other terms of this lease shall continue in full force and effect.
In the event that such space # 110 will be available for lease, Lessee shall have the right of first refusal to lease such space # 110 in addition to the space currently covered by this lease, # 100. It is hereby acknowledged by the parties that this additional space contains 2,893 rentable square feet (which includes a 12.5% add on factor AKA Loss factor for Lessee’s share of common area & public washroom). Lessee shall have the exclusive right to lease this additional space effective August 1, 2007, provided Lessee provides Lessor with written notice of Lessee’s desire to exercise this Right of First Refusal no later than December 31, 2006. If Lessor does not receive written notice from Lessee (To be sent by US Certified Mail to Lessor’s place of business) by December 31, 2006, this paragraph shall become null and void. In this case, this lease shall continue along its original terms through the original expiration date as outlined on the front page of this lease.
In the event Lessee chooses to exercise its Right of First Refusal to lease this additional space, the following changes to this lease shall apply:
A: At the earliest possible time, Lessor shall cause Lessor’s architect to meet with Lessee and design a mutually agreeable space plan for the additional 2,893 square feet included in this option. Architectural costs to be at the sole expense of Lessor. Due to the nature of the physical location of the space, it is not possible to physically connect the two spaces and the parties agree that they shall remain accessible to one other only by crossing the common area lobby space in between.
B: Upon the completion of a mutually agreeable space plan, Lessor shall instruct Lessor’s architect to prepare complete prints to be submitted for building permit with the City of Elgin. Upon issuance of such permit, Lessor shall begin construction build out of the new space, at Lessor’s own expense, using an allowance not to exceed the cost of $19.00 per square foot, such improvements including but not limited to, partitions, floor tiles, carpeting, and drop ceiling all as are more fully set forth in certain drawings, copies of are to be attached hereto and incorporated into this lease at the time their preparation is complete and to be known as Exhibit “B” hereto, (the “option Improvements”). Subject to the “Lessee Delay” provisions in Paragraph 7 below, the Improvements will be substantially completed in a good and workmanlike manner and in accordance with all applicable building codes prior to a date, which is the later of 90 days after the issuance of a building permit for the Improvements or 90 days after Suite 110 is vacated by the current tenant. Lessor and Lessee agree upon a target date of approximately August 1, 2007 for such completion. Lessor will apply for a building permit for the Improvements as soon as reasonably possible after execution of this option and make every reasonable effort to obtain such permit in a timely manner. Lessor, with cooperation from Lessee, will apply for, and obtain, an occupancy permit from the applicable municipality
[ILLEGIBLE]
for use of the Leased Premises in accordance with this Lease prior to the commencement of the term hereof. Lessor will pay any fees required in connection with such occupancy permit. The issuance of such occupancy permit shall be conclusive evidence of the substantial completion of the improvements agreed upon. Lessee will have the right to inspect the Leased Premises prior to the commencement date of the Lease and to prepare and submit to the Lessor a punch list of work included in the Improvements and not completed. The Lessor shall have the obligation to complete such work as is detailed on said punch list within twenty working days of receipt of same. If the improvements have not been substantially completed, (and a certificate of occupancy issued) prior to the target date of August 1, 2007, and provided that such improvements have been completed within the time period provided for above, (90 after issuance of building permit) then the “First Day of the option Term” and the “Last Day of the option Term”, as defined below, shall both be extended for a period equal to the number of days between the original First Day of the Term as set forth and the date of substantial completion of the improvements as evidenced by the issuance of an occupancy permit. So long as it does not materially interfere with Lessor's ability to complete the leased premises as provided hereunder, Lessor will use its best efforts to make the leased premises available to Lessee two weeks prior to commencement of the option term for purposes of allowing for furniture, data and telecommunications installation. Lessee shall coordinate its installations with Lessor prior to scheduling, and Lessee shall be solely responsible for its furniture, data, telecommunications and other property installed or otherwise located on the property. Further, Lessee shall be responsible to Lessor for any and all damage caused by Lessee, or any of Lessee's agents, to the property, the building or the leased premises, while operating under this paragraph of the lease.

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4C: Option Term:
In the event Lessee chooses to exercise this option, the term of this lease shall be extended and amended as follows:
•	The Suite Number of 100 shall apply to the current space, and include the new space, formally known as suite #110.

•	New Rentable Square Footage: 6,020 Square feet

•	Revised Lessee’s Percentage: 18.73%

•	Paragraph 31 “option to Renew” remains unchanged, and would be applicable upon the expiration of the revised lease term as shown below.
Base Monthly Rent:

Lease Year	Monthly Base Rent
August 1 , 2007 — July 31 , 2008	$7,901.25	*
August 1 , 2008 — July 31 , 2009	$8,137.03
August 1, 2009 — July 31, 2010	$8,377.83
August 1, 2010 — July 31, 2011	$8,628.66
August 1, 2011 — July 31, 2012	$8,884.51

*	Initial option year based upon $15.75 per square foot for the combined 6,020 square feet.
7.     CHANGES TO TENANT IMPROVEMENTS: LESSEE DELAY.
(a)	No changes (“ TI Changes”) shall be made to the Tenant Improvements unless same are set forth in a written change order executed by Lessor and Lessee which specifies (i) the nature of the Tl Change, (ii) the cost or credit to Lessee as a result of such Tl Change, and (iii) whether such Tl Change will constitute a Lessee Delay under paragraph 31 (b) below.

(b)	Upon the occurrence of a Lessee Delay (as hereafter defined) then (A) Lessee’s obligation to pay the Rent (but not to occupy the Leased Premises) shall begin as of the Original Completion Date, (B) Lessee shall pay to Lessor all costs and expenses reasonably incurred by Lessor as a result of such Lessee Delay including, without limitation, any costs and expenses attributable to increases in the cost of labor or materials, and (C) Lessee’s right of occupancy shall not arise until Substantial Completion of the Tenant Improvements. As used herein the term “lessee” “Delay” shall mean the occurrence of any one or more of the following which directly contribute to the inability of Lessor (without the use of overtime, labor or heroic measures) to substantially complete the Tenant Improvements within the time period set forth in paragraph 6 (the “Original Completion Deadline”): (i) Lessee’s Delinquency (as hereafter defined) in furnishing, approving or authorizing any plans for the Tenant Improvements, including, without limitation, architectural drawings and finished/color selections; (ii) Lessee’s Delinquency in submitting to Lessor, when requested, any information, authorization or approvals in compliance with the intended Tenant Improvements set forth on Exhibit 2 including, without limitation, any information required by Lessor to prepare plans for same; (iii) Tl Changes requested by Lessee; (iv) Lessee’s request to itself (or through its own contractors or subcontractors) perform any work or improvements within the Leased Premises prior to the date it may occupy the Leased Premises; (v) Lessee’s request, for or selection of, materials, components, finishes or improvements other than those which are normally used by Lessor or which are otherwise readily available to Lessor within a commercially reasonable time frame given the Original Completion Deadline; (vi) Lessee’s failure to pay, when due, any amounts required to be paid by Lessee hereunder; (vii) Lessee’s failure to comply with all federal, state or local laws, regulations, codes or ordinances; (viii) Lessee’s request for additional bidding or re-bidding of the cost of all or any portion of the work related to the Tenant Improvements; (ix) any postponements or delays requested by Lessee and agreed to by Lessor regarding the completion of the Tenant Improvements; (x) any error in the plans for the Tenant Improvements caused or related to any act or omission by Lessee or its employees or agents; or (xi) any other act or omission of the Lessee, its employees or agents. For purposes of this paragraph 31(b), all actions required, or information/decisions requested of Lessee shall be deemed “Delinquent” if not taken and communicated to Lessor (A) by the time specified in Lessor’s critical path schedule or (B) within three business days following written request to from Lessor to Lessee for such action or decision. Lessor’s determination that a Lessee Delay has occurred shall be conclusive and binding upon the parties upon written notice by Lessor to Lessee.
8.     USE; ACCESS; SERVICES. The Leased Premises shall be used for the uses set forth on first page of this Lease and for no other purposes whatsoever. Lessee shall not do or permit to be done in or about the Leased Premises anything which is prohibited by law, statute, ordinance or other governmental rule or regulation now in force or which may hereafter be enacted or which will in any way obstruct or interfere with the rights of other tenants in the Building. Lessee will not allow any signs, cards or placards to be posted, or placed on the Leased Premises except as specifically provided for in this Lease. Lessee shall not keep any inflammable or explosive liquids or materials save such as may be necessary for use in the business of the Lessee, and in such case, any such substances shall be delivered and stored in amounts in fireproof containers, and used, in accordance with the rules of the applicable Board of Underwriters and statutes and ordinances now or hereafter in force.
       In addition to the Leased Premises, Lessor also grants to Lessee the non-exclusive right to use the parking lot and other common areas of the Property for purposes related to the permitted use of the Leased Premises. The Building shall be accessible to Lessee at all times during the term of this Lease. Lessor agrees to furnish Lessee, while occupying the Leased Premises, water at those points of supply provided for general use of tenants; heated and refrigerated air conditioning in season at such times as Lessor normally furnishes these services to all tenants of the Building, and at such temperatures and in such amounts as are in accordance with any applicable statutes, rules or regulations, and as are considered by Lessor to be standard. Such services at other times, and on Saturdays, Sundays and holidays are to be optional on the part of Lessor (Lessor hereby reserving the right to charge Lessee for any such optional service requested by Lessee on such basis as Lessor, in its sole discretion, determines). Lessor also agrees to furnish Lessee janitorial service Monday through Friday for all common areas and passenger elevator(s) for ingress and egress to the floor on which the lease premises are located, provided however, if more than one elevator services the Building. Lessor may reasonably limit the number of elevators to be in operation on Saturdays, Sundays and holidays. the failure, to any extent and for any cause, to furnish services shall not render Lessor liable in any respect for damages to any person, property or business, shall not be continued as an eviction of Lessee or work an abatement of Rent, and shall not relieve Lessee from fulfillment of any covenant or agreement hereof. Lessor shall use all reasonable diligence to restore such services as quickly as is possible under the circumstances.
9.     CONDITION AND UPKEEP OF LEASED PREMISES. Lessee has examined and knows the condition of the Leased Premises other than the improvements to be made by Lessor pursuant to this lease and Lessee acknowledges that no representations as to the condition and

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5repair thereof have been made by Lessor, or its agent, prior to, or at, execution of this Lease that are not herein expressed. Lessee will keep the Leased Premises including all appurtenances, in good repair, and in that regard shall replace all broken glass with glass of the same size and quality as that broken, repair malfunctioning plumbing and electrical fixtures, replace all burnt out light bulbs, and keep the Leased Premises, in a clean and healthful condition according to the applicable laws, codes and ordinances and with the direction of the proper public officers during the term of this Lease, all at Lessee’s expense. Upon termination of this Lease, in any way, Lessee will yield up the Leased Premises to Lessor in good condition and repair, loss by fire and ordinary wear and tear excepted.
10. SUBLEASE; ASSIGNMENT. Lessee will not allow the Leased Premises to be occupied in whole, or in part, by any other person, and will not sublet the same or any part thereof, nor assign this Lease without in each case the express, prior, written consent of the Lessor, and Lessee will not permit any transfer by operation of law of the interest in the Leased Premises acquired through this Lease. Any such action on the part of Lessee shall be void and of no effect and shall constitute a default hereunder. Lessor shall not unreasonably withhold or delay its consent to Lessee’s written request to sublease the Leased Premises provided Lessee has provided detailed written information about the proposed subtenant and such subtenant’s proposed use of the Leased Premises. Lessor shall be entitled to any profits to be derived by Lessee in the subleasing of Lessee’s space to another. Lessor’s refusal to consent to any proposed sublease shall not be deemed unreasonable if the proposed use of the Leased Premises will result in: i.) increased wear and tear on the Leased Premises, the common facilities or adjacent parking, ii.) parking requirements in excess of those provided for by applicable zoning ordinances which would tend to deprive other tenants in the Building of their required parking, iii.) public protests, or picketing; iv.) any adverse affect on other tenants in the Building or adjacent buildings. Lessor shall have the right to terminate this Lease as to that portion of the Leased Premises which Lessee seeks to assign, convey, mortgage or sublet, whether by requesting Lessor’s consent thereto or otherwise.
11. MECHANIC’S LIENS. Lessee will not permit any mechanic’s lien or liens to be placed upon the Leased Premises or the Building as a result of any materials or labor ordered by Lessee or any of Lessee’s agents, officers, or employees.
12. INDEMNITY FOR ACCIDENTS; NON-LIABILITY OF LESSOR. Lessee covenants and agrees that it will protect and save and keep the Lessor forever harmless and indemnified against and from any penalty or damages or charges arising from:
a.) the use or occupancy of the Leased Premises by Lessee or any person claiming under Lessee;
b.) any activity, work or thing done, permitted, or suffered by Lessee in or about the Leased Premises or the Building;
c.) any acts, omissions, or negligence of Lessee or any person claiming under Lessee or the agents, employees, invitees or visitors of Lessee; or,
          d.) any breach, violation, or nonperformance by Lessee or any person claiming under Lessee or the employees, agents, invitees, or visitors of Lessee of any term, covenant, or provision of this Lease or any law, ordinance, or governmental requirement of any kind; except for penalty, damage, or charges which are the proximate result of the sole negligence or intentional act of Lessor its agents or beneficiaries.
Except in the case of its willful acts and willful omissions, Lessor shall not be liable for (nor shall rent abate as a result of) any damage occasioned by failure to keep the Leased Premises, building or Property in repair, nor for any damage done or occasioned by or from plumbing, gas, water, sprinkler, or other pipes or sewerage or the bursting, leaking or running of any pipes, tank or plumbing fixtures, in, above, upon or about the Leased Premises or the Building nor from any damage occasioned by water, snow or ice being upon or coming through the roof, skylights, trap door or otherwise, nor for any damages arising from acts, or neglect of co-tenants or other occupants of the Building or of any owners or occupants of adjacent or contiguous property. Further, Lessor shall not be liable or responsible to Lessee for any loss or damage to any property or person occasioned by theft or any other criminal act, fire, act of God, public enemy, injunction, riot, strike, insurrection, war, court order, law of requisition or order of any governmental authority.
13. UTILITIES; ALTERNATIVE SERVICE PROVIDERS. A. Lessee shall contract directly with the public utilities furnishing utilities (such as electric) which are separately metered to the Leased Premises, and shall pay such utility providers directly and promptly when due. If any utility is not separately metered to the Leased Premises, the cost of such utility consumed on the Property shall be included within the Common Area Charges, of which Lessee shall pay Lessee’s Percentage.
Notwithstanding the above:
          B. Lessee shall not utilize an alternative provider for a utility service other than the public utility servicing the Property, (“Alternative Service Provider”) unless Lessee shall first obtain the written consent of Lessor. Lessee hereby agrees to the following provisions with respect to any Alternative Service Provider:
          1). Lessor shall incur no expense whatsoever with respect to any aspect of and Alternative Service Provider’s provision of services including, without limitation, the cost of installation, service and materials;
          2). Prior to commencement of work on the Property by any Alternative Service Provider, the Alternative Service Provider shall supply Lessor with verification, to Lessor’s satisfaction, that the Alternative Service Provider is qualified and licensed; property insured; and financially capable of covering any uninsured damage;
          3). Prior to commencement of work on the Property by any Alternative Service Provider, the Alternative Service Provider shall agree in writing to abide by such rules and regulations, job site rules, and such other requirements as reasonably determined to be necessary to protect the interest of Lessor, the Property and the other tenants of the Property;
          4). Lessor shall have sole discretion and control over the determination that sufficient space within the Property or Building exists for, and the location or placement of, an Alternative Service Provider’s equipment and materials.
          5). The Alternative Service Provider shall enter into a written agreement with Lessor to compensate Lessor for space used on the Properly or in the Building for storage and maintenance of the Alternative Service Provider’s equipment; and for all costs of Lessor that may be incurred in arranging access for the Alternative Service Provider’s personnel, security for the Alternative Service Provider’s equipment or other such costs incurred by Lessor;
          6). The Alternative Service Provider agrees that Lessor shall have the right to supervise all work performed by the Alternative Service Provider relative to the Leased Premises, Building or Property; and agrees that Lessor shall have the right to enter any space occupied by the Alternative Service Provider for reasonable purposes and with reasonable advance notice given where possible.
          7). Lessor’s consent to the use of an Alternative Service Provider shall not be deemed any kind of warranty or representation of Lessor with regard to such Alternative Service Provider, the service being provided thereby, or the feasibility of such use within the Leased Premises, Building or Property.
          8). Lessee agrees that all services of an Alternative Service Provider selected by Lessee hereunder shall be at the sole and exclusive use and expense of Lessee, and that Lessor shall have no obligation or liability under this Lease with respect to any service interruption, curtailment or discontinuation involving the Alternative Service Provider.
          9). Lessee hereby agrees to indemnify and hold harmless Lessor for all losses, claims, demands, expense and judgments, including reasonable attorneys’ fees and expenses, arising out of Lessee’s selection and use of an Alternative Service Provider hereunder.
          C. Lessor has advised Lessee that presently COMED (“Electric Service Provider”) is the utility company selected by Lessor to provide electricity service for the Premises. Notwithstanding the foregoing, if permitted by law; Lessor shall have the right at any time and from time to time during the Lease Term to either contract for service from a different company or companies providing electricity service (each such company shall hereinafter be referred to as an “Alternative Service Provider”) or to contract directly for service from the Electric Service Provider.
Lessee shall Cooperate with Lessor, the Electric Service Provider, and any Alternate Service Provider at all times and, as reasonably necessary; shall allow Lessor, Electric Service Provider, and any Alternate Service Provider reasonable access to the Premises’, Building’s and/or Leased Premises’ electric lines, feeders, risers, wiring, and any other machinery within the Premises.

5 Lessor/Lessee Initial Here

6

Lessor shall in no way be liable or responsible for any loss, damage, or expense that Lessee may sustain or incur by reason of any change, failure, interruption, or defect in the supply or character of the electric energy furnished to the Premises, or if the quantity or character of the electric energy supplied by the Electric Service Provider or any Alternate Service Provider is no longer available or suitable for Lessee’s requirements, and no such change, failure, defect, unavailability; or unsuitability shall constitute an actual or constructive eviction, in whole or in part:, or entitle Lessee to any abatement or diminution of rent, or relieve Lessee from any of its obligations under the Lease.
14. ACCESS TO PREMISES. Lessee will allow Lessor free access to the Leased Premises for the purpose of examining or exhibiting the same, or to make any needed repairs, or alterations thereof. Additionally, Lessor shall be allowed to show the Leased Premises during the last year of any term. Lessor shall endeavor to exercise its rights of access to the Leased Premises with the least possible interruption of or disturbance to the operation of Lessee’s business.
15. HOLDING OVER. Lessee will, at the termination of this Lease by lapse of time or otherwise, yield up immediate possession to Lessor, and failing to do so, will pay as liquidated damages for the whole time such possession is withheld, the sum of 200% of the rent otherwise due per day for each day of possession by Lessee after expiration of the Lease plus all direct or consequential damages. The provisions of this clause shall not be held as a waiver by Lessor of any right of re-entry nor shall the receipt of said rent or any part thereof operate as a waiver of the right to forfeit this Lease and the term hereof for the period still unexpired, for a breach of any of the covenants herein.
16. NO RENT DEDUCTION OR SET OFF. Lessee’s covenant to pay rent is and shall be independent of each and every other covenant of this Lease. Lessee agrees that any claim by Lessee against Lessor shall not be deducted from rent nor set off against any claim for rent in any action.
17. LITIGATION In the unlikely event of any litigation between the parties hereto involving the terms of this Lease or the breach or enforcement hereof, the prevailing party shall be entitled to recover all of its reasonable legal fees and other costs and expenses incurred in connection therewith.
18. UNTENANTABILITY (a) A “Total Loss” shall be deemed to have occurred if (i) the Leased Premises or Building are so damaged by fire or other casualty that the estimated cost to repair same amounts to 50% or more of the total estimated construction cost of the entire Building or (ii) the Building is so damaged by fire or other casualty that Lessor, in its sole discretion, decides to demolish and not to immediately rebuild same, or (iii) the Leased Premises or Building is damaged by fire or other casualty during the last 12 months of the term hereof. Any other casualty loss not amounting to a Total Loss shall be deemed a Partial Loss.
(b) In the event of a Total Loss, Lessor may terminate this Lease by written notice to Lessee within one hundred twenty (120) days after the date of such fire or other casualty. Rent shall be apportioned on a per diem basis and paid to the date of such fire or other casualty. Alternatively, if Lessor decides to rebuild and restore the Property following a Total Loss, this Lease shall not terminate and Lessor shall repair and restore the Leased Premises at Lessor’s expense and with due diligence, subject, however, to (i) reasonable delays for insurance adjustments and (ii) delays caused by forces beyond Lessor’s control. Rent shall abate on a per diem basis during the period of construction and repair. Lessee shall permit Lessor and its contractors to have free access to the Leased Premises to perform such work.
(c) In the event of a Partial Loss, Lessor shall be required to proceed with all due diligence to repair and restore the Leased Premises, subject, however, to (i) reasonable delays for insurance adjustments, and (b) delays caused by forces beyond Lessor’s control. Rent shall abate in proportion to the non-usability of the Leased Premises during the period while repairs are in progress. Lessee shall permit Lessor and its contractors to have free access to the Leased Premises to perform such work.
(d) Should Lessor fail to repair or otherwise restore the Property or Leased Premises as required or otherwise elected herein, the Lessee’s sole and exclusive remedy shall be to terminate this Lease.
17. SUBORDINATION: ESTOPPEL LETTERS Within 10 business days after notice by Lessor, Lessee shall execute a confirmation of the subordination of this Lease to any current or future mortgage or mortgages placed on the Property by Lessor and other documents in customary form requested by Lessor’s mortgagee including but not limited to:
a.) agreements to give notice of Lessor’s defaults to such mortgagee;

b.) agreements not to pay rent more than 30 days in advance;

c.) confirmation of the terms and status of this Lease;

d.) agreements to attom to any party acquiring rightful possession of the Leased Premises; and,

e.) similar or related representations or undertakings customarily required by mortgage lenders from tenants.
provided, however that Lessee shall receive a “Non-disturbance Agreement” from such mortgagee in customary form assuring Lessee that as long as Lessee is not in default under this Lease, Lessee’s rights hereunder shall not be impaired by such mortgagee. Lessee agrees that from time to time, it will deliver to Lessor or its designee within 5 business days of the date of Lessor’s request, a statement, in writing, certifying (i) that this Lease is unmodified and in full force and effect, if this is so, (or if there have been modifications that the Lease, as modified, in full force and effect); (ii) the dates to which Rent and other charges have been paid; (iii) that Lessor is not in default under any provisions of this Lease or, if in default, the nature thereof in detail; and (iv) such other true statements as Lessor may require.
20. ADDITIONAL RIGHTS RESERVED TO LESSOR. Lessor shall have the following rights, each of which Lessor may exercise without liability to Lessee for damage or injury to property, person or business due to the exercise of those rights, and the exercise of those rights shall not be deemed to constitute an eviction or disturbance of Lessee’s use or possession of the Leased Premises and shall not give rise to any claim for setoff, deduction or abatement of Rent or any other claim: (i) Lessor may change the street address of the Building or Property upon thirty (30) days written notice to Lessee; (ii) Lessor may install, affix and maintain any and all signs on the exterior and on the interior of the Building or Property; (iii) Lessor may relocate, enlarge, reduce or change lobbies, exits or entrances in or to the Building; (iv) Lessor may approve the weight, size and location of safes, vaults, books, files and other heavy equipment and articles in and about [ILLEGIBLE] the Leased Premises and the Building so as not to exceed the design live load per square foot designated by the structural engineer for the Building; (v) Lessor may grant anyone the exclusive right to conduct any particular business or undertaking in the Building, however, Lessor agrees that for the term of this lease, Lessor shall not lease any space within the building to another bank. This exclusion shall not apply to mortgage brokerage firms and/or other financial service entities; (vi) Lessor may establish reasonable rules and regulations (applicable to all tenants of the Property) as to the use of the common areas of the Property as the Lessor, in its judgement, deems appropriate for the protection, use and enjoyment of same, and upon notification to the Lessee of such rules and regulations the Lessee shall be obligated to comply with same, to designate all sources furnishing sign painting and lettering, ice, drinking water, towels, coffee cart service and toilet supplies, lamps and bulbs used on the Leased Premises; to retain pass keys at all times to the Leased Premises; to close the Building after regular working hours and on the legal holidays subject to, however, Lessee’s right of admittance, under such reasonable regulations as Lessor may prescribe from time to time.
21. ALTERATIONS. Lessee shall not at any time during the Term of his Lease make any alternations, additions or improvements to the Leased Premises without the express, written, prior consent of Lessor.
22. EVENTS OF DEFAULT BY LESSEE: LESSOR’S REMEDIES. (o) In addition to any other acts or omissions herein deemed to be defaults by

6 Lessor/Lessee Initial Here

7Lessee, each of the following shall constitute an “Event of Default”) by Lessee hereunder: (i) the failure to make any payment of Rent or any installment thereof or to pay any other sum required to be paid by Lessee under this Lease or under the terms of any other agreement between Lessor and Lessee and the continuance of such failure for more than 5 calendar days following written notice from Lessor to Lessee; (ii) the failure to observe or perform any of the other covenants or conditions in this Lease which Lessee is required to observe and perform and which Lessee has not corrected within twenty (20) days after written notice thereof to Lessee; provided, however, that if said failure involves the creation of a condition which, in Lessor’s reasonable judgment, is dangerous or hazardous, Lessee shall be required to cure same within 24 hours following written notice to Lessee; (iii) the use or occupancy of the Leased Premises for any purpose other than the Permitted Use without Lessor’s prior written consent or the conduct of any activity in the Leased Premises which constitutes a violation of law; (iv) if the interest of Lessee or any part thereof under this Lease shall be levied on under execution or other legal process and said interest shall not have been cleared by said levy or execution within fifteen (15) days from the date thereof; (v) if any voluntary or involuntary petition in bankruptcy or for corporate reorganization or any similar relief shall be filed by or against Lessee or if a receiver shall be appointed for Lessee or any of the property of Lessee; (vi) if Lessee shall make an assignment for the benefit of creditors or if Lessee shall admit in writing its inability to meet Lessee’s debts as they mature; (vii) if Lessee shall abandon the Leased Premises during the Term; or (viii) if Lessee shall fail to execute and deliver an estoppel certificate or subordination agreement as required hereunder.
(b) Upon the occurrence of an Event of Default by Lessee, Lessor may, at its option, with or without notice or demand of any kind to Lessee or any other person, exercise any one or more of the following described remedies, in addition to all other rights and remedies provided at law, in equity or elsewhere herein, and such rights and remedies shall be cumulative and none shall exclude any other right allowed by law: (i) Lessor may terminate this Lease and the Term created hereby, in which event Lessor may forthwith repossess the Leased Premises and be entitled to recover (in addition to any other sums or damages for which Lessee may be liable to Lessor) as damages a sum of money equal to the excess of the value of the Rent provided to be paid by Lessee for the balance of the stated Term over the fair market rental value of the Leased Premises, after deduction of all anticipated expenses of reletting for said period. For the purpose of determining present value, Lessor and Lessee agree that the interest rate shall be the rate applicable to the then-current yield on obligations of the U.S. Treasury having a maturity date on or about the Termination Date. Should the fair market rental value of the Leased Premises, for the balance of the Term, after deduction of all anticipated expenses of reletting, exceed the value of the Rent provided to be paid by Lessee for the balance of the Term, Lessor shall have no obligation to pay to Lessee the excess or any part thereof or to credit such excess or any part thereof against any other sums or damages for which Lessee may be liable to Lessor; (ii) Lessor may terminate Lessee’s right of possession and may repossess the Leased Premises by forcible entry and detainer suit, by taking peaceful possession, or otherwise, without terminating this Lease, in which event Lessor may, but shall be under no obligation to, relet the same for the account of Lessee, for such rent and upon such terms as shall be satisfactory to Lessor. For the purpose of such reletting, Lessor is authorized to decorate, repair, remodel or alter the Leased Premises. If Lessor shall fail to relet the Leased Premises, Lessee shall pay to Lessor as damages a sum equal to the amount of the Rent reserved in this Lease for the balance of the Term. If the Leased Premises are relet and a sufficient sum shall not be realized from such reletting after paying all of the costs and expenses of all reasonable decoration, repairs, remodeling, alterations and additions and the expenses of such reletting and of the collection of the rent accruing therefrom to satisfy the Rent provided for in this Lease, Lessee shall satisfy and pay the same upon demand therefor. Lessee shall not be entitled to any rents received by Lessor in excess of the Rent provided for in this Lease.
(c) Lessee agrees that Lessor may file suit to recover any sums falling due under the terms of this Paragraph 22 from time to time and that no suit or recovery of any portion due Lessor hereunder shall be any defense to any subsequent action brought for any amount not theretofore reduced to judgment in favor of Lessor. Lessee shall promptly pay upon notice thereof all of Lessor’s reasonable costs, charges and expenses (including the reasonable fees and out-of-pocket expenses of legal counsel, agents and others retained by Lessor) incurred in successfully enforcing Lessee’s obligations hereunder or incurred by Lessor in any litigation, negotiation or transaction in which Lessee causes Lessor, without Lessor’s fault, to become involved or concerned.
(d) No waiver of any provision of this Lease shall be implied by any failure of Lessor to enforce any remedy on account of the violation of such provision, even if such violation be continued or repeated subsequently, and no express waiver by Lessor shall be valid unless in writing and shall not affect any provision other than the one specified in such written waiver and that provision only for the time and in the manner specifically stated in the waiver. No receipt of monies by Lessor from Lessee after the termination of this Lease shall in any way alter the length of the Term or Lessee’s right of possession hereunder or after the giving of any notice shall reinstate, continue or extend the Term or affect any notice given Lessee prior to the receipt of such monies, it being agreed that after the service of notice or the commencement of a suit or after final judgment for possession of the Leased Premises, Lessor may receive and collect any Rent due, and the payment of said Rent shall not waive or affect said notice, suit or judgment.
23. NOTICES. All notices permitted or required hereunder shall be (i) delivered by personally, (ii) posted on any door leading to the Leased Premises, or (iii) sent by U.S. Certified Mail, postage prepaid, with return receipt requested, to the respective parties at the addresses shown on the first page of this Lease. If mailed, such notice shall be considered received by the addressee on the date of posting into the United States mail.
24. EMINENT DOMAIN. If during the Term, the whole of the Leased Premises or Building or any part thereof so substantial as, in Lessor’s sole judgment, to render the remainder of same impractical for the operation of Lessor’s rental activities on the Property, shall be taken by any governmental or other authority having powers of eminent domain (or conveyed to such entity under threat of the exercise of such power), this Lease shall terminate on the date of the taking (or conveyance), and Rent shall be apportioned to the date thereof. Lessee shall have no right to any apportionment of or any share in any condemnation award or judgment for damages made for the taking or conveyance of any part of the Leased Premises or the Building.
25. QUIET ENJOYMENT. Providing that Lessee shall have complied with all of its covenants under this Lease and shall not otherwise be in default hereunder, the Lessee shall have the right to lawfully, peaceably and quietly occupy the Leased Premises during the term of this Lease without hindrance or eviction by any persons lawfully claiming under the Lessor to have title to the Leased Premises, superior to the Lease.
26. RULES AND REGULATIONS. Lessor shall have the right to publish reasonable rules and regulations for use of the common areas within the Building and the adjacent driveways, landscaped areas and parking lots. Such rules and regulations shall be published by Lessor in written form, enforced in a non-discriminatory manner, and shall be uniform for all tenants occupying the Building.
27. ENVIRONMENTAL RESTRICTIONS. (a) The term “Environmental Laws” shall mean all federal, state and local laws, statutes, regulations, ordinances or the like which regulate, govern or in any way deal with the storage, generation, release, clean-up, use or abatement of substances or wastes for the protection of health, safety and/or the environment. Also, “Hazardous Substances” shall mean those toxic, hazardous or other substances or wastes, the generation, storage, discharge, and/or disposal of which are regulated and/or controlled by any Environmental Law.
(b) Lessee shall not (i) generate, utilize, store or dispose of on the Leased Premises or Property any Hazardous Substances or (ii)  suffer or permit to occur any violation of Environmental Laws on or with respect to the Leased Premises or Property.
(c) Lessee shall forever indemnify, defend and hold harmless Lessor and its partners, officers, directors, employees, agents, successors, grantees, assigns and mortgagees (collectively the “Lessor Group”) from any and all claims, demands, damages, expenses, fees, costs, fines, penalties, suits, proceedings, actions, causes of action and losses of any and every kind and nature, including, without limitation, diminution in value of the Property, damages for the loss or restriction on use of the rentable or usable space or of any amenity, damages arising from any adverse impact on leasing space on the Property, and sums paid in settlement of claims and for attorney's fees.

7 Lessor/Lessee Initial Here

8Consultant fees and expert fees that may arise during or after the Term or any extension of the Term as a result of any breach by Lessee of the covenants contained in this Paragraph 27. For purposes of the foregoing, the term “costs” includes, without limitation, costs and expenses incurred in connection with any investigation of site conditions or any cleanup, remedial, removal or restoration work required by any federal, state or local governmental agency or political subdivision, or as a result of any public or private enforcement action because of the presence of Hazardous Substances on or about the Property or because of the presence of Hazardous Substances anywhere else that came or otherwise emanated from the Property or the Leased Premises, or the existence of any other violation of Environmental Law. This covenant of indemnity shall survive the termination of this Lease.
28. FINANCIAL STATEMENTS. From time to time, but not more often than once each calendar year and only on written request from Lessor, Lessee shall furnish Lessor with copies of any financial statements that are available to Lessee showing Lessee’s current financial condition and the results of the previous year’s operations. Lessor shall keep such statements in confidence and shall show same only to the mortgagee or a prospective mortgagee of the building in which the Leased Premises are located.
29. BROKERS. None
30. MISCELLANEOUS.
(a) Time is of the essence of this Lease and each of its provisions.
(b) This Lease and all covenants and agreements herein contained shall be binding upon apply, and inure to the respective heirs, executors, successors, administrators, and assigns of all parties to this Lease; provided, however, that this Lease shall not inure to the benefit of any assignee, heir, administrator, devisee, legal representative, successor, transferee or successor of Lessee except upon the prior written consent of Lessor.
(c) This Lease contains the entire agreement of the parties, all other and prior representations, negotiations and agreements having been merged herein and extinguished hereby. No modification, waiver or amendment of this Lease or of any of its conditions or provisions shall be binding upon either party hereto unless in writing signed by both parties.
(d) The captions of sections and subsections are for convenience only and shall not be deemed to limit, construe, affect or alter the meaning of such sections or subsections.
(e) Interpretation of this Lease shall be governed by the laws of the State of Illinois. In any action or proceeding between the parties arising out of or in connection with this Lease, or the breach or enforcement hereof, venue shall properly lie in the Sixteenth judicial Circuit Court of Kane County, Illinois (or, if federal jurisdiction is invoked, in the United States District Court for the Northern District of Illinois, Eastern Division, in Chicago, Illinois) and Lessee hereby waives any objection to such venue.
(f) This Lease is and shall be deemed and construed to be the joint and collective work product of Lessor and Lessee and, as such, this Lease shall not be construed against either party, as the otherwise purported drafter of same, by any court of competent jurisdiction in order to resolve any inconsistency, ambiguity, vagueness or conflict, if any, in the terms or provisions contained herein. No waiver of any provision of this Lease shall be implied by any failure of Lessor to enforce any remedy on account of the violation of such provision, even if such violation be continued or repeated subsequently, and no express waiver by Lessor shall be valid unless in writing and shall not affect any provision other than the one specified in such written waiver and that provision only for the time and in the manner specifically stated in the waiver. No receipt of monies by Lessor from Lessee after the termination of this Lease shall in any way alter the length of the Term or Lessee’s right of possession hereunder or after the giving of any notice shall reinstate, continue or extend the Term or affect any notice given Lessee prior to the receipt of such monies, it being agreed that after the service of notice or the commencement of a suit or after final judgment for possession of the Leased premises, Lessor may receive and collect any Rent due, and the payment of said Rent shall not waive or affect said notice, suit or judgment.
(g) No signs shall be placed by Lessee on the Property (or in the windows of the Leased Premises), without the prior written approval of the Lessor.
31. OPTION TO RENEW: So long as (i) this lease has not been sooner terminated and (ii) Lessee is not in default hereunder, Lessee shall have the right, excisable by written notice to Lessor given not less than 180 days prior to the expiration of the then-current term hereof, to renew the term of this lease for not more than one (1) consecutive term (renewal term) of three (3) years, with such renewal term to begin immediately upon the expiration of the initial term of this lease. During such renewal term, all terms and provisions of this lease shall remain in full force and effect, and the base monthly rental shall continue to increase at the rate of three percent (3%) per lease year. In the event that Lessee chooses to exercise this option to renew. Lessor agrees to perform the following improvements:
A. Lessor shall repaint any presently painted portion of the leased premises so desired by Lessee.
B. Lessor shall recarpet the leased premises with a carpeting and padding of similar quality to that presently installed. Lessor shall provide Lessee with a sample selection to choose from; however such sample selections provided shall be at the exclusive choice of the Lessor. Lessee shall be responsible for the cost and burden of relocating office furnishings, fixtures, and equipment as may be needed to accommodate the removal of old carpeting and the replacement with new.
Lessor shall choose and contract with a General Contractor and or subcontractors at the sole choice of the Lessor.
32. SUBSTITUTION OF LEASED PREMISES. At any time after the date of execution of this Lease, Lessor may substitute, for the Leased Premises, other premises in the Building (“Substitute Premises”), in which event the Substitute Premises shall be deemed to be the Leased Premises for all purposes under this Lease, provided: (i) the Substituted Premises shall be located in the Building and shall be similar to the Leased Premises in square footage and appropriateness for the use of Lessee’s purposes; (ii) if Lessee is then occupying the Leased Premises, Lessor shall pay the expense of moving Lessee, its property and equipment to the Substituted Premises, and such moving shall be done at such time and in such manner so as to cause the least inconvenience to Lessee, (iii) Lessor shall give to Lessee not less than thirty (30) days’ prior written notice of such substitution; and (iv) Lessor shall, at its sole cost, improve the Substitute Premises with improvements substantially similar to those located in the Leased Premises.
33. BUILDING HVAC HOURS OF OPERATION. Building HVAC Hours of operation will be:
Monday Through Friday: 7:00 AM through 7:00 PM
Saturday: 8:00 AM through 1:00 PM
Sunday / Legal Holidays: None
34. SIGNAGE. Lessee shall receive, at Lessor’s expense, building standard directory and monument signage.
35. PARKING. In addition to parking on a non-exclusive, first come first serve basis, Lessor designates three (3) parking spaces for the exclusive use of Lessee. Signage or markings for such designations shall be provided by the Lessor and paid for by the Lessee.
36. Lessee’s Option to Terminate: Upon not less than 180 days prior written notice, such notice to be delivered by US Certified Mail and/or Federal Express, and/or any service that provides for a tracking number and records the date of delivery. Lessee may cancel and terminate this lease; provided however that (i) Lessee is not in default under any other term or provision of this lease, and that (ii)  such,

8 Lessor/Lessee Initial Here

9termination date shall in no event be prior to May 31, 2007, and that (iii) Lessee has, at the time of delivery of said notice, paid to Lessor, in US Certified funds, a termination fee in accordance with the following schedule, and that (iv) such termination date is the last day of a monthly period.
➢	If said termination date is between May 31, 2007 and November 30, 2007, a termination fee of $69,600.00 shall be due and payable, at the time of tender of Lessee’s written notice to Lessor.

➢	if said termination date is between December 31, 2007 and May 31, 2008, a termination fee of $52,200.00 shall be due and payable, at the time of tender of Lessee’s written notice to Lessor.

➢	If said termination date is between June 30, 2008 and December 31, 2008, a termination fee of $34,800.00 shall be due and payable, at the time of tender of Lessee’s written notice to Lessor.

➢	If said termination date is between January 31, 2009 and May 31, 2009, a termination fee of $14,500.00 shall be due and payable, at the time of tender of Lessee’s written notice to Lessor.
In the event Lessee chooses to exercise such option to terminate, Lessee shall vacate and deliver possession to Lessor on or before close of the business day of the day of termination, (next business day if said termination date falls on a weekend or holiday). In the event Lessee does not vacate and tender possession to Lessor by said termination date, Lessor and Lessee agree that such an action constitutes a holdover and in this event the terms of paragraph 15 shall apply.
                IN WITNESS WHEREOF, the parties hereto have executed this instrument as of the date of Lease stated above.

Lessee:		Lessor:

By:	/s/ J. J. Fritz	By:	/s/ Paul Godlewski

Print Name:	J. J. Fritz	Print Name:	Paul Godlewski
Print Title:	Chairman	Print Title:	Managing General Partner
Date:	1-24-06		MEG Associates Ltd Partnership
Center Group LLC
		Date:	C/O : Town Center Realty Group LLC 01-26-2006

By:	/s/ Mary King Wilson EVP

Print Name:	Mary King Wilson
Print Title:	EVP
Date:	1-24-06